UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 26, 2014

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities

In conjunction with the separation of its Performance Chemicals segment in mid-2015, DuPont committed to streamlining support for what will be a more focused portfolio of businesses. As a part of its broad-based redesign initiative to streamline and further leverage global business support, on June 26, 2014, DuPont committed to a restructuring plan to reduce residual costs associated with the separation of Performance Chemicals and to improve productivity across all businesses. The company expects to record a pre-tax charge to earnings of about $270 million in the second quarter 2014, comprised of approximately $165 million of severance and related benefits costs and about $105 million of asset related charges. Future cash payments related to this charge are anticipated to be approximately $170 million, primarily related to the payment of severance and related benefits. The actions associated with this charge are expected to be substantially complete by December 31, 2015 and to achieve pre-tax costs savings of approximately $250 million in 2015 and approximately $300 million per year in subsequent years.

Additional charges and future cash payments are expected to be incurred in relation to this plan. At the current time, the company is unable, in good faith, to make a determination of an estimate of the total amount or range of amounts required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K in connection with this plan. As permitted by Item 2.05 of Form 8-K, the company will file an amendment to this report upon the determination of such amounts.

Item 7.01    Regulation FD Disclosure

On June 26, 2014, DuPont issued a press release updating its operating earnings outlook for second quarter and full year 2014 as well as announcing its redesign initiative. A copy of the press release is furnished herewith as Exhibit 99.1.  The information contained in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed by the Registrant under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01     Financial Statements and Exhibits

(d)  Exhibits:

99.1	Press release dated June 26, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Barry J. Niziolek
Barry J. Niziolek
Vice President and Controller

June 26, 2014

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